Exhibit 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Part B constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of Asset Allocation Portfolios of our report dated February 4, 1997, relating to the financial statements and financial highlights of Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500 appearing in the December 31, 1996 Annual Report of CitiSelect Folio 200, CitiSelect Folio 300, CitiSelect Folio 400 and CitiSelect Folio 500, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Investment Advisory and Other Services" in Part B.

Price Waterhouse


Chartered Accountants
Toronto, Ontario
April 28, 1997